EXHIBIT 99

                                         FOR:  Consolidated Graphics, Inc.

                                 APPROVED BY:  Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                     CONTACT:  Betsy Brod/Jonathan Schaffer
                                               Media:  Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600

FOR IMMEDIATE RELEASE

                          CONSOLIDATED GRAPHICS REPORTS
                  RECORD RESULTS FOR FISCAL 1999 FIRST QUARTER

--Net Income Rises 69% in ninth consecutive quarter of record financial performance--

     HOUSTON, TEXAS - July 29, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the first quarter ended June 30, 1998.

     Net income for the 1999 first quarter increased 69% to $6.5 million compared to $3.9 million in 1998. On a per share basis, earnings increased 60% to $.48 per diluted share compared to $.30 per diluted share last year. First quarter operating income rose 71% to $12.2 million and sales increased 68% to $85.1 million. Operating income margin for the first quarter grew to 14.3% from 14.0% in the previous year.

     "We are pleased to report another quarter of strong growth and record financial performance," commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. "These results reflect not only the improved operating efficiencies of our individual companies, but also the largest acquisition-related growth to date for our company. Over the past four months, ten new companies, representing over $130 million in sales, agreed to join Consolidated Graphics. These quality companies expand our presence into seven new markets and strengthen our position in three others. Each of these companies will contribute greatly to our continued success.
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CONSOLIDATED GRAPHICS REPORTS RECORD FIRST QUARTER RESULTS
Page -2-

     "Our companies continue to lead the industry in profitability while providing the highest quality products and service to our customers," Mr. Davis added. "This performance is a testament to the hard work and dedication of our company presidents and employees. Furthermore, as our recent acquisitions begin to take full advantage of the operating strategies and resources available with Consolidated Graphics, they will make an even more significant contribution to future operating results."

     The Company also announced today that it is increasing the size of its bank credit facility to $200 million and extending the term to 2001. The additional borrowing capacity and strong cash flow from operations will enable the Company to continue its aggressive acquisition program and provide for investment in growth through advanced technology and equipment.

     Mr. Davis concluded, "Consolidated Graphics is much larger today than it was just one year ago. Our acquisition program continues to gain momentum as more printing company owners recognize us as the leading industry consolidator with the operational expertise and track record of growing and improving the companies we acquire. The expanded credit facility will allow us to capitalize on these opportunities."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 42 companies nationwide with annualized revenues in excess of $450 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                               --Table Follows---

                           CONSOLIDATED GRAPHICS, INC.
                                   (NYSE: CGX)
                              Financial Highlights
                    (in thousands, except per share amounts)


                                                      Three Months Ended
                                                           June 30,
                                                       1998        1997

Sales                                               $ 85,100    $ 50,675
Cost of Sales                                         58,014      34,745
  GROSS PROFIT                                        27,086      15,930
Selling Expense                                        8,291       4,931
General and Administrative Expense                     6,619       3,880
  OPERATING INCOME                                    12,176       7,119
Interest Expense                                       1,471         894
  Pretax Income                                       10,705       6,225
Income Taxes                                           4,175       2,365
  NET INCOME                                        $  6,530     $ 3,860

Basic earnings per share                            $    .50     $   .31

Diluted earnings per share                          $    .48     $   .30


Weighted average shares outstanding

   Basic                                              13,052      12,455

   Diluted                                            13,494      12,949

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